Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Net Element, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in the Joint Proxy Statement/Prospectus constituting a part of this Post-Effective Amendment No. 7 on Form S-3 to the Registration Statement on Form S-4 (File No. 333-182076) of Net Element, Inc. of our report dated April 15, 2014, relating to the consolidated financial statements as of and for the years ended December 31, 2013 and 2012, which appear in the Annual Report on Form 10-K of Net Element, Inc. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Certified Public Accountants

Miami, Florida

September 17, 2014